Contact:	Robert Volke - SVP, Chief Financial Officer
Jason Freuchtel - Director, Investor Relations
(205) 380-7121

HIBBETT REPORTS FIRST QUARTER RESULTS

•Comparable Sales Increase 87.3% Versus Fiscal 2021
•Comparable Sales Increase 51.4% Versus Fiscal 2020
•Record Quarterly Earnings Per Diluted Share of $5.00

BIRMINGHAM, Ala. (May 28, 2021) - Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its first quarter ended May 1, 2021, and business updates.

Mike Longo, President and Chief Executive Officer, commented, “Our Fiscal 2022 is off to an excellent start as our business continues to build on the strong momentum we experienced last year. Record quarterly sales and earnings were a result of our continued commitment to offering a compelling assortment of merchandise combined with our trademark superior customer service and a best-in-class omni-channel platform. New customer retention, improved store level engagement, government stimulus, and access to coveted brand name products contributed to our comparable sales growth of 87.3% during the quarter and drove additional transactions and a higher average ticket across our store base and online platform.”

Mr. Longo continued, “The robust demand we experienced during our first quarter in addition to the ongoing constraints in the supply chain limited our opportunity to build our inventory position during the quarter. However, we believe our ability to consistently deliver in-demand footwear, apparel, and accessories to underserved communities has strengthened our vendor partnerships, increased our loyalty program membership, and continues to attract new customers.”

Finally, Mr. Longo added, “The impressive results we have experienced since the beginning of the COVID-19 pandemic reflect our team members’ diligence and dedication toward providing an exceptional customer experience by executing our toe-to-head merchandising strategy successfully. We will continue to make investments in our store base and in technology across our omni-channel platform to further enhance our customer experience as well as improve internal business processes.”

First Quarter Results

Net sales for the 13-week period ended May 1, 2021, increased 87.8% to $506.9 million compared with $269.8 million for the 13-week period ended May 2, 2020. Comparable sales increased 87.3%. Brick and mortar comparable sales increased 113.5%. E-commerce sales grew by 1.0% and represented 11.7% of total net sales for the first quarter compared to 22.3% in the prior year first quarter. As a reminder, our stores were open to the public for approximately 60% of the available days in the prior year first quarter which drove a significant amount of business to the online channel. Also, product launches shifted exclusively to online during much of that time period. This year, the product launch business migrated more heavily back toward stores which impacted e-commerce comparable sales. Although e-commerce revenue was relatively flat compared to last year’s first quarter, online revenues have grown by over 105% compared to the first quarter of Fiscal 2020. We believe our record quarterly sales growth was driven by new customer acquisition and retention, prior year market disruption, government stimulus, the availability of in-demand product, and improved store level engagement, which collectively helped increase traffic and revenue per transaction in the quarter.

Gross margin was 41.4% of net sales for the 13-week period ended May 1, 2021, compared with 27.5% of net sales for the 13-week period ended May 2, 2020. The approximate 1,390 basis point increase was driven by higher sell through, a low promotional environment, a mix shift away from e-commerce sales which carry a lower margin due to incremental fulfillment costs, leverage of store occupancy expenses, and a decline in non-cash lower of cost or net realizable value (“inventory valuation”) reserve charges. In the prior year, incremental inventory valuation charges were recorded as a result of uncertainty brought about by the pandemic. Excluding adjustments to our non-cash inventory valuation reserves last year, the current year gross margin of 41.4% is comparable to the non-GAAP gross margin of 29.4% in the prior year.

Store operating, selling and administrative (“SG&A”) expenses were 18.1% of net sales for the 13-week period ended May 1, 2021, compared with 33.1% of net sales for the 13-week period ended May 2, 2020. This decrease was the result of leverage gained from the strong sales performance as well as having minimal costs in the current year associated with City Gear acquisition and integration activities and cycling the pandemic-induced impairment and valuation charges recorded in the first quarter of the prior year. Excluding certain City Gear acquisition and integration expenses and pandemic related impairment and valuation costs that occurred last year, current year SG&A expenses of 18.1% of net sales decreased approximately 580 basis points, from adjusted SG&A expenses of 23.9% of net sales for the 13-week period ended May 2, 2020. This decrease was also primarily due to leverage from the significant sales increase.

Net income for the 13-week period ended May 1, 2021, was $84.8 million, or $5.00 per diluted share, compared with a net loss of $15.3 million, or $0.92 per share, for the 13-week period ended May 2, 2020. As there were no adjustments in the first quarter of the current year, net income for the 13-week period ended May 1, 2021, was $84.8 million, or $5.00 per diluted share, compared to adjusted net income for the 13-week period ended May 2, 2020, of $5.2 million, or $0.31 per diluted share.

For the quarter, we opened six new stores and closed two underperforming stores, bringing the store base to 1,071 in 35 states as of May 1, 2021.

We ended the first quarter of Fiscal 2022 with $270.9 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet. As of May 1, 2021, we had no debt outstanding and full availability under our $75.0 million secured credit facility.

Inventory at the end of the first quarter of Fiscal 2022 was $182.4 million, a 24.6% decrease compared to the prior year first quarter. Strong brick and mortar demand and ongoing supply chain constraints during the quarter were the main drivers of the inventory reduction.

Capital expenditures during the first quarter of Fiscal 2022 were $7.0 million compared to $4.1 million in the first quarter of Fiscal 2021. Current year capital expenditures were predominantly related to store development activities including new store openings, relocations, expansions, and remodels.

During the first quarter, the Company repurchased 582,403 shares of common stock for a total expenditure of $40.2 million, including 41,120 shares acquired from holders of restricted stock unit awards to satisfy tax withholding requirements of $2.8 million.

Fiscal 2022 Outlook

Given the strong performance in the first quarter, we are updating our financial guidance for Fiscal 2022, which ends January 29, 2022. Due to uncertainty in the business environment, potential legislation that could negatively impact our business, changes in consumer spending habits and ongoing supply chain disruptions, forecasting future results remains difficult and we are therefore providing limited forward guidance regarding our updated outlook for Fiscal 2022.

Our projected financial results for Fiscal 2022 are influenced by many factors, several of which are discussed below:

•We attracted new customers to our store locations and to our omni-channel platform in Fiscal 2021 due to pent-up demand, market disruption and government stimulus payments. Many of these new customers made repeat purchases. We expect to continue to attract and retain new customers during Fiscal 2022.
•Accelerating consumer adoption of e-commerce, which we believe is likely a permanent change, will continue to benefit our omni-channel business.
•Our strong vendor relationships allow us to meet customer demand for athletic-inspired fashion footwear, apparel and accessories both in-store and online.
•Other initiatives, including net low double digit unit store growth per brand, an improved in-store experience resulting from our store refresh program, increased speed to market via supply chain enhancements and an improved focus on our sales culture.

Specific items not factored into our outlook include further government stimulus payments, unannounced and/or unexpected market disruption, changes to the Federal minimum wage or significant wage inflation, increases in corporate tax rates and shifts in consumer spending habits.

Based on the considerations above and our results in the first quarter, we forecast the following GAAP results for Fiscal 2022:
•Comparable sales versus the prior year are expected to be in a range from positive high-single digits to positive low-double digits, up from previous guidance of negative low-single digits to positive low-single digits;
•Gross margin is expected to be lower over the next three quarters in relation to the first quarter of Fiscal 2022, but is expected to be favorable to both GAAP and adjusted Fiscal 2021 gross margin on a full year basis versus previous guidance projecting an unfavorable performance to the prior year;
•SG&A is expected to increase as a percent of sales over the next three quarters in comparison to the first quarter of Fiscal 2022, but is still anticipated to decline as a percent of sales in comparison to both GAAP and adjusted SG&A in Fiscal 2021 on a full year basis;
•Diluted earnings per share in the range of $8.50 to $9.00, assuming an effective tax rate of approximately 25.0% and a weighted average diluted share count of approximately 16.9 million.

Non-GAAP results for Fiscal 2022 are not expected to materially differ from our GAAP results.

We reiterate our plan to invest $45.0 million to $50.0 million of capital on attractive organic growth opportunities that we believe will lead to higher sales and on various infrastructure projects that will enhance our distribution and back office efficiency during Fiscal 2022. We believe that these growth opportunities will enhance the consumer experience both in stores and online and modernize our technology and processes. In addition to our capital expenditure plans, we intend to opportunistically allocate capital to share repurchases.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 28, 2021, to discuss first quarter results. The number to call for the live interactive teleconference is (212) 231-2906. A replay of the conference call will be available until June 4, 2021, by dialing (402) 977-9140 and entering the passcode, 21994363. A slide deck of supporting information that will be referenced during the call can be found at hibbett.com under the Investor Relations tab, or at https://investors.hibbett.com.

The Company will also provide an online Web simulcast and rebroadcast of its first quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under the Investor Relations tab on May 28, 2021, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and be available for replay for 30 days.

About Hibbett Sports, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,071 Hibbett Sports and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures for the 13-week period ended May 2, 2020, including adjusted net income, earnings per share, gross margin, SG&A expenses, and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic and the acquisition of City Gear. Costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets, and lower of cost or net realizable value inventory reserve charges. The costs related to the acquisition of City Gear include change in valuation of the contingent earnout and professional fees. There were no non-GAAP financial measures for the 13-week period ended May 1, 2021.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2022 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisition, including our acquisition of City Gear, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended
	May 1, 2021		May 2, 2020
		% to Sales		% to Sales
Net sales	$506,861		$269,837
Cost of goods sold	296,898	58.6%	195,690	72.5%
Gross margin	209,963	41.4%	74,147	27.5%
Store operating, selling and administrative expenses	91,739	18.1%	69,673	25.8%
Goodwill impairment	—	—%	19,661	7.3%
Depreciation and amortization	8,074	1.6%	6,870	2.5%
Operating income (loss)	110,150	21.7%	(22,057)	(8.2)%
Interest expense, net	99	—%	170	0.1%
Income (loss) before provision for income taxes	110,051	21.7%	(22,227)	(8.2)%
Provision (benefit) for income taxes	25,285	5.0%	(6,940)	(2.6)%
Net income (loss)	$84,766	16.7%	$(15,287)	(5.7)%

Basic earnings (loss) per share	$5.19		$(0.92)
Diluted earnings (loss) per share	$5.00		$(0.92)

Weighted average shares:
Basic	16,325		16,546
Diluted	16,966		16,546

Percentages may not foot due to rounding.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Cash and cash equivalents	$270,852	$209,290	$106,205
Inventories, net	182,371	202,038	241,984
Other current assets	21,833	28,472	32,305
Total current assets	475,056	439,800	380,494

Property and equipment, net	107,501	107,159	97,771
Operating right-of-use assets	215,804	216,224	219,436
Finance right-of-use assets, net	3,092	3,285	2,548
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	12,264	14,625	11,429
Other noncurrent assets	3,542	3,573	3,391
Total assets	$840,759	$808,166	$738,569

Liabilities and Stockholders’ Investment
Accounts payable	$105,888	$107,215	$98,149
Operating lease obligations	58,875	58,613	66,791
Credit facility	—	—	50,000
Finance lease obligations	977	956	876
Accrued expenses	44,744	58,536	27,832
Total current liabilities	210,484	225,320	243,648

Long-term operating lease obligations	185,326	186,133	185,035
Long-term finance lease obligations	2,381	2,599	1,994
Other noncurrent liabilities	3,102	3,078	3,325
Stockholders’ investment	439,466	391,036	304,567
Total liabilities and stockholders’ investment	$840,759	$808,166	$738,569

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended
	May 1, 2021	May 2, 2020
Sales Information
Net sales increase (decrease)	87.8%	(21.4)%
Comparable sales increase (decrease)	87.3%	(19.5)%

Store Count Information
Beginning of period	1,067	1,081
New stores opened	6	3
Rebranded stores	—	2
Stores closed	(2)	(8)
End of period	1,071	1,078

Estimated square footage at end of period (in thousands)	6,041	6,088

Balance Sheet Information
Average inventory per store	$170,281	$224,475

Share Repurchase Information
Shares purchased under our Program	541,283	428,018
Cost (in thousands)	$37,314	$9,748
Settlement of net share equity awards	41,120	30,895
Cost (in thousands)	$2,846	$424

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13-Week Period Ended May 2, 2020
	GAAP Basis (As Reported)	Acquisition Costs(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$195,690	$—	$5,089	$190,601	70.6%
Gross margin	$74,147	$—	$5,089	$79,236	29.4%
Store operating, selling and administrative expense	$69,673	$654	$4,433	$64,586	23.9%
Goodwill impairment	$19,661	$—	$19,661	$—	—%
Operating (loss) income	$(22,057)	$654	$29,183	$7,780	2.9%
(Benefit) provision for income taxes	$(6,940)	$204	$9,112	$2,376	0.9%
Net (loss) income	$(15,287)	$450	$20,072	$5,235	1.9%
Diluted (loss) earnings per share(3)	$(0.92)	$0.03	$1.21	$0.31

1) Excluded acquisition amounts during the 13-week period ended May 2, 2020, related to the acquisition of City Gear, LLC, consist primarily of change in valuation of the contingent earnout and accounting and professional fees.

2) Excluded amounts during the 13-week period ended May 2, 2020, related to COVID-19 pandemic, consist primarily of non-cash lower of cost or net realizable value charges in cost of goods sold and impairment costs (goodwill, tradename and other assets) in store operating, selling and administrative expenses.
3) Weighted average diluted shares outstanding were not adjusted for dilutive options and restricted stock in the calculation of GAAP loss per share.